Exhibit 99.1

NEWS RELEASE

NETGEAR®

NETGEAR® REPORTS FIRST QUARTER 2006 RESULTS;

ANNOUNCES CFO'S PLANNED TRANSITION

    First quarter 2006 net revenue increased to $127.3 million, 16.8% year-over-year growth
    First quarter 2006 non-GAAP net income increased to $10.5 million, as compared to $8.2 million in the comparable prior year quarter, 28.0% year-over-year growth
    First quarter 2006 non-GAAP diluted EPS of $0.31, as compared to $0.25 in the prior year, 24% year-over-year growth
    Company expects second quarter 2006 net revenue to be in the range of $125.0 million to $130.0 million, with non-GAAP operating margin in the range of 11.0% to 12.0%
    Company's CFO will be leaving at the end of October, 2006

SANTA CLARA, Calif. -- April 26, 2006 -- NETGEAR, Inc. (NASDAQ: NTGR), a worldwide provider of technologically advanced, branded networking products, today reported financial results for the first quarter ended April 2, 2006.

Net revenue for the first quarter ended April 2, 2006 was $127.3 million, a 16.8% increase as compared to $109.0 million for the first quarter ended April 3, 2005, and an increase of 4.5% as compared to $121.8 million in the fourth quarter of 2005. Net income, computed in accordance with GAAP, for the first quarter of 2006 was $9.9 million or $0.29 per diluted share. This net income was a 25.3% increase compared to net income of $7.9 million for the first quarter of 2005 or $0.24 per diluted share, and $8.9 million or $0.26 per diluted share in the fourth quarter of 2005.

Non-GAAP gross margin in the first quarter of 2006 was 35.1%, as compared to 33.0% in the year ago comparable quarter, and 31.3% in the fourth quarter of 2005. Non-GAAP operating margin was 12.4% in the first quarter of 2006, as compared to 11.5% in the first quarter of 2005, and 11.4% in the fourth quarter of 2005. In the first quarter of 2006, non-GAAP operating expenses were 22.7% of net revenue, as compared to 21.5% in the year ago comparable quarter, and 19.9% in the prior quarter.

Non-GAAP net income for the first quarter of 2006 was $10.5 million, a 28.0% increase compared to non-GAAP net income of $8.2 million for the first quarter of 2005. Non-GAAP net income for the first quarter of 2006 excludes non-cash, stock-based compensation, net of tax of $672,000. Non-GAAP net income for the first quarter of 2005 excludes non-cash, stock based compensation, net of tax of $313,000. Non-GAAP net income was $0.31 per diluted share in the first quarter of 2006, compared to $0.25 per diluted share in the first quarter of 2005. The accompanying schedules provide a reconciliation of net income computed on a GAAP basis to net income computed on a non-GAAP basis.

Patrick Lo, Chairman and Chief Executive Officer of NETGEAR, commented, "Demand in the first quarter continued to be strong across all three regions, maintaining the momentum of the fourth quarter. Channel supply experienced continued constraints due to component shortages on our most popular products: RangeMax 240 in the U.S. and DSL2+ gateways in Europe and in Australia. We expect component shortages will last until the middle of the second quarter due to sustained high market demand levels. We have an excellent product line-up that we expect will drive further momentum in our business. We are approaching our 10 year anniversary in the strongest position our company has ever been in. We believe we have the compelling product line-up, distribution channel, R&D pipeline and financial resources needed to build on our impressive track record of consistent innovation and market success."

Mr. Lo continued, "We introduced 11 new products in the first quarter, including the world's first Stackable Power over Ethernet Smart Switch. We also introduced our first VoIP (Voice Over IP) enabled DSL2+ Gateway and a UMTS wireless broadband Wi-Fi router for mobile operator trial. Importantly, we are excited that we were the first to ship draft 11n compliant Wi-Fi routers and cards early in the second quarter. We will continue to ship various models of draft 11n compliant products throughout the second quarter, including Gigabit versions and Fast Ethernet versions of our Wi-Fi routers and adapter cards, DSL2+ gateways, and access points. We also intend to ship our exciting Skype Wi-Fi phone in the latter half of the second quarter. In the business segment, we will introduce our first gigabit stackable switch. Notably, our RangeMax 240™ received the influential LAPTOP Magazine and PC Magazine Editors' Choice Awards for fast throughput, superior range and ease-of-use. Additionally, our Powershift Partner Program also received a Five-Star Vendor Rating by CMP Media's VARBusiness Magazine, which reinforces our commitment to being a leader in the important IT distribution channel."

Jonathan Mather, Executive Vice President and Chief Financial Officer of NETGEAR, said, "We were encouraged by our financial performance during the first quarter of 2006, as we streamlined our product forecasting methodology and improved our inventory management systems to better adjust for demand mix. We ended the first quarter 2006 with inventory at $44.9 million with turns of 7.4, a record level for us, and an improvement from $51.9 million with turns of 6.5 at the end of the fourth quarter 2005, and $47.0 million with turns of 6.2 at the end of the first quarter 2005. Days sales outstanding (DSO) was 77 in the first quarter of 2006 compared to 77 days in the fourth quarter of 2005 and 67 days in the first quarter of 2005. Cash and short-term investments were $178.0 million compared to $173.2 million at the end of the fourth quarter of 2005, and $138.6 million at the end of the first quarter of 2005. Deferred revenue increased to $7.7 million as compared to $4.3 million at the end of the prior quarter and $3.7 million at the end of the first quarter of 2005."

The U.S. retail channel inventory ended the first quarter of 2006 higher at 9.3 weeks due to the stocking of new store outlets for Radio Shack. This compares to 7.5 weeks in the first quarter of 2005 and 6.0 weeks in the fourth quarter of 2005. U.S. distribution channel inventory ended the first quarter of 2006 at 5.0 weeks, as compared to 4.3 weeks in the first quarter of 2005, and 4.4 weeks in the fourth quarter of 2005. European distribution channel inventory ended the first quarter of 2006 at approximately 5.2 weeks, as compared to approximately 5.2 weeks in the fourth quarter of 2005 and 4.5 weeks in the first quarter of 2005. Asia Pacific distribution channel inventory ended the first quarter of 2006 at approximately 4.1 weeks, as compared to approximately 4.6 weeks in the fourth quarter of 2005, and 4.6 weeks in the first quarter of 2005.

Net revenue by geography comprises gross revenue less such items as marketing incentives paid to customers, sales returns and price protection, which reduce gross revenue. Last quarter, we refined our methodology for allocating marketing incentives that reduce gross revenue and now allocate them on a specific identification basis to the geography to which they relate. Previously marketing incentives were allocated based on each geography's gross revenue as a percentage of total gross revenue. For the first quarter 2006, net revenue by geography was reported by using this refined methodology and historical periods were updated to be comparable and consistent with the revised methodology. The following table shows net revenue by geography both under this revised methodology and under our prior methodology for the periods indicated:

Net revenue by geography:	Three months ended (in thousands)
	April 2, 2006		April 3, 2005		December 31, 2005
Revised methodology
North America	$56,382	44%	$42,110	39%	$52,411	43%
Europe, Middle-East and Africa	56,788	45%	54,021	49%	58,101	48%
Asia Pacific	14,089	11%	12,821	12%	11,253	9%
	$127,259	100%	$108,952	100%	$121,765	100%

Prior methodology
North America	$64,595	51%	$ 51,095	47%	$59,771	49%
Europe, Middle-East and Africa	50,437	40%	46,996	43%	52,463	43%
Asia Pacific	12,227	9%	10,861	10%	9,531	8%
	$127,259	100%	$108,952	100%	$121,765	100%

Looking forward, Mr. Lo added, "We are in a great position entering the second quarter, even though it is typically the industry's seasonally slowest quarter, as we expect to benefit from the ramping of new products and channel expansion in all three regions. We expect continued market success for our new product offerings based on the overwhelmingly positive response from our channel partners and end customers. We are confident about our prospects for the coming quarter and year, and in our ability to build sales momentum. Specifically, we expect net revenue for the second quarter 2006 will be approximately $125.0 million to $130.0 million, with non-GAAP operating margin in the range of 11.0% to 12.0%. Finally, we expect the non-GAAP effective tax rate to be approximately 39.5%."

Concurrently, NETGEAR also announced that Mr. Mather intends to leave the company to pursue other opportunities, particularly those closer to his home base in Southern California. Mr. Mather will remain in his current position through October 31, 2006.

Mr. Lo stated that, "During his tenure, Jonathan has been instrumental to me and our Board of Directors in guiding NETGEAR's spinout from Nortel Networks, developing the company's financial and operational infrastructure, taking the company public in 2003, and growing our revenues to $450 million in fiscal 2005. We thank him for his dedication and leadership and wish him the best in his future endeavors."

Mr. Mather said, "As I reach my five year anniversary with NETGEAR, I have enjoyed my time here immensely. While leaving such a rewarding position is a difficult personal decision, I look forward to pursuing other opportunities, particular those that may be closer to my home base in Southern California."

The company has indicated it will begin an immediate search for a new Chief Financial Officer. The company anticipates that the selection process will be completed prior to Mr. Mather's planned departure, which will ensure a smooth transition.

Investor Conference Call / Webcast Details

NETGEAR will review the first quarter 2006 results and discuss management's expectations for the second quarter of 2006 today, Wednesday, April 26, 2006 at 5:00PM ET (2:00PM PT). The dial-in number for the live audio call is (201) 689-8470. A live webcast of the conference call will be available on NETGEAR's website at www.netgear.com. A replay of the call will be available about 2 hours following the call through midnight ET (9:00 p.m. PT) on Wednesday, May 3, 2006 by telephone at (201) 612-7415 and via the web at www.netgear.com. The account number to access the phone replay is 3055 and the conference ID number is 199025.

About NETGEAR, Inc.

NETGEAR (Nasdaq: NTGR) designs technologically advanced, branded networking products that address the specific needs of small and medium business and home users. The Company's product offerings enable users to share Internet access, peripherals, files, digital multimedia content and applications among multiple personal computers and other Internet-enabled devices. NETGEAR is headquartered in Santa Clara, Calif. For more information, visit the company's Web site at http://www.netgear.com or call (408) 907-8000.

©2005 NETGEAR, Inc. NETGEAR®, the NETGEAR Logo and RangeMax are trademarks or registered trademarks of Netgear, Inc. in the United States and/or other countries. Other brand and product names are trademarks or registered trademarks of their respective holders. Information is subject to change without notice. All rights reserved. Maximum wireless signal rate derived from IEEE Standard 802.11 specifications. Actual data throughput will vary. Network conditions and environmental factors, including volume of network traffic, building materials and construction, and network overhead, lower actual data throughput.

Contacts:
Doug Hagan Director, Corporate Marketing NETGEAR, Inc. (408) 907-8053 doug.hagan@netgear.com	David Pasquale Executive Vice President, Investor Relations The Ruth Group (646) 536-7006 dpasquale@theruthgroup.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for NETGEAR, Inc.:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements represent NETGEAR, Inc.'s expectations or beliefs concerning future events and include statements, among others, regarding NETGEAR's expected revenue, earnings, operating income and tax rate on both a GAAP and non-GAAP basis, anticipated new product offerings, current and future demand for the Company's existing and anticipated new products, willingness of consumers to purchase and use the Company's products, and ability to increase distribution and market share for the Company's products domestically and worldwide. These statements are based on management's current expectations and are subject to certain risks and uncertainties, including, without limitation, the following: future demand for the Company's products may be lower than anticipated; consumers may choose not to adopt the Company's new product offerings or adopt competing products; the Company may be unsuccessful or experience delays in manufacturing and distributing its new and existing products; telecommunications service providers may choose to utilize competing products; the Company may be unable to collect receivables as they become due; the Company may fail to manage costs, including the cost of developing new products and manufacturing and distribution of its existing offerings; channel inventory information reported is estimated based on the average number of weeks of inventory on hand on the last Saturday of the quarter, as reported by certain of NETGEAR's customers. Further information on potential risk factors that could affect NETGEAR and its business are detailed in the Company's periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled "1A. Risk Factors", pages 10 through 20, in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 16, 2006. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Information:

To supplement our consolidated financial statements presented on a GAAP basis, NETGEAR uses non-GAAP measures of operating results, net income and income per share, which are adjusted to exclude certain expenses and tax benefits we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of NETGEAR's underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted net income per share prepared in accordance with generally accepted accounting principles in the United States.

-- Tables Attached --

NETGEAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended
	April 2,	April 3,
	2006	2005

Net revenue	$127,259	$108,952
Cost of revenue (1)	82,711	73,071
Gross profit	44,548	35,881

Operating expenses:
Research and development (1)	4,532	2,917
Sales and marketing (1)	20,682	17,078
General and administrative (1)	4,423	3,675
Total operating expenses	29,637	23,670
Income from operations	14,911	12,211
Interest income	1,602	771
Other income (expense)	69	(54)
Income before income taxes	16,582	12,928
Provision for income taxes	6,714	5,068
Net income	$9,868	$7,860

Net income per share:
Basic	$0.30	$0.25
Diluted	$0.29	$0.24

Weighted average shares outstanding
for net income per share:
Basic	33,045	31,661
Diluted	34,091	33,280

(1) Stock-based compensation expense was allocated as follows:
Cost of revenue	$ 91	$ 38
Research and development	201	80
Sales and marketing	293	149
General and administrative	240	94
Total stock-based compensation expense	$ 825	$ 361

Effective January 1, 2006, NETGEAR adopted the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method and therefore has not restated results for prior periods. Under this transition method, stock-based compensation expense for the first quarter of fiscal 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provision of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Stock-based compensation expense for all stock-based compensation awards granted after January 1, 2006 is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of four years. Prior to the adoption of SFAS 123R, the Company recognized stock-based compensation expense in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25").

NETGEAR, INC.
NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Excluding stock-based compensation, net of tax.
(in thousands, except per share data)
(Unaudited)

	Three months ended
	April 2,	April 3,
	2006	2005

Net revenue	$127,259	$108,952
Cost of revenue	82,620	73,033
Gross profit	44,639	35,919

Operating expenses:
Research and development	4,331	2,837
Sales and marketing	20,389	16,929
General and administrative	4,183	3,581
Total operating expenses	28,903	23,347
Income from operations	15,736	12,572
Interest income	1,602	771
Other income (expense)	69	(54)
Income before income taxes	17,407	13,289
Provision for income taxes	6,867	5,116
Net income	$10,540	$8,173
Net income per share:
Basic	$0.32	$0.26
Diluted	$0.31	$0.25
Weighted average shares outstanding for net income per share:
Basic	33,045	31,661
Diluted	34,091	33,280

NETGEAR, INC.
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)
(Unaudited)

	Three months ended
	April 2, 2006
	GAAP	Adjust-ments	Non-GAAP

Net revenue	$127,259	$ -	$127,259
Cost of revenue	82,711	91	82,620
Gross profit	44,548	(91)	44,639

Operating expenses:
Research and development	4,532	201	4,331
Sales and marketing	20,682	293	20,389
General and administrative	4,423	240	4,183
Total operating expenses	29,637	734	28,903
Income from operations	14,911	(825)	15,736
Interest income	1,602	-	1,602
Other income	69	-	69
Income before income taxes	16,582	(825)	17,407
Provision for income taxes	6,714	(153)	6,867
Net income	$9,868	$(672)	$10,540

Net income per share:
Basic	$0.30		$0.32
Diluted	$0.29		$0.31
Weighted average shares outstanding
for net income per share:
Basic	33,045		33,045
Diluted	34,091		34,091

NETGEAR, INC.
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)
(Unaudited)

	Three months ended
	April 3, 2005
	GAAP	Adjust-ments	Non-GAAP

Net revenue	$ 108,952	$ -	$ 108,952
Cost of revenue	73,071	38	73,033
Gross profit	35,881	(38)	35,919

Operating expenses:
Research and development	2,917	80	2,837
Sales and marketing	17,078	149	16,929
General and administrative	3,675	94	3,581
Total operating expenses	23,670	323	23,347
Income from operations	12,211	(361)	12,572
Interest income	771	-	771
Other expense	(54)	-	(54)
Income before income taxes	12,928	(361)	13,289
Provision for income taxes	5,068	(48)	5,116
Net income	$7,860	$(313)	$8,173
Net income per share:
Basic	$0.25		$0.26
Diluted	$0.24		$0.25
Weighted average shares outstanding for net income per share:
Basic	31,661		31,661
Diluted	33,280		33,280

NETGEAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	April 2,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$74,823	$90,002
Short-term investments	103,151	83,180
Accounts receivable, net	106,052	104,269
Inventories	44,884	51,873
Deferred income taxes	11,067	11,503
Prepaid expenses and other current assets	10,903	9,882
Total current assets	350,880	350,709
Property and equipment, net	5,535	4,702
Goodwill	558	558
Non-current deferred income taxes	552	328
Total assets	$357,525	$356,297

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$31,383	$38,912
Accrued employee compensation	5,470	7,743
Other accrued liabilities	59,404	66,279
Deferred revenue	7,667	4,304
Income taxes payable	5,684	3,055
Total current liabilities	109,608	120,293

Stockholders' equity:
Common stock	33	33
Additional paid-in capital	206,393	204,754
Deferred stock-based compensation	-	(468)
Cumulative other comprehensive loss	(152)	(90)
Retained earnings	41,643	31,775
Total stockholders' equity	247,917	236,004
Total liabilities and stockholders' equity	$357,525	$356,297